                                                                    EXHIBIT 99.4

                         KERYX BIOPHARMACEUTICALS, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 5, 2004, Keryx Biopharmaceuticals, Inc. ("Keryx") completed its merger with ACCESS Oncology, Inc. ("ACCESS") and Keryx and ACCESS combined operations.

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Keryx and ACCESS. The unaudited pro forma condensed combined statement of income combines the historical consolidated statements of income of Keryx and ACCESS, giving effect to the merger as if it had occurred on January 1, 2003. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Keryx and ACCESS, giving effect to the merger as if it had occurred on December 31, 2003. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

         - accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

         - separate historical financial statements of Keryx as of and for the year ended December 31, 2003 included in the Annual Report on Form 10-K for Keryx for the year ended December 31, 2003; and

         - separate historical financial statements of ACCESS as of and for the year ended December 31, 2003 included herein as
                  Exhibit 99.3 to Amendment No. 1 to the Current Report on Form 8-K for Keryx.

Keryx prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Keryx treated as the acquirer. Accordingly, Keryx's estimated cost to acquire ACCESS of approximately $19.5 million has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. The excess of the net assets acquired over the purchase price has been allocated to the contingent consideration payable to the former shareholders of ACCESS based on the achievement of specific milestones with respect to the acquired drug portfolio. Independent valuation specialists are currently assisting management in determining the fair values of a significant portion of these net assets. The preliminary work performed by the independent valuation specialists has been considered by management in estimating the fair values reflected in these unaudited pro forma condensed combined financial statements. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date. This final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date and management's consideration of the independent valuation work. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to Keryx.

Keryx presents the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma data is not necessarily indicative of what its financial position or results of operations actually would have been had Keryx completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               KERYX           ACCESS     PRO FORMA            PRO FORMA
                                                         BIOPHARMACEUTICALS   ONCOLOGY   ADJUSTMENTS  NOTE 5   COMBINED
                                                         ------------------  ----------  -----------  ------  ------------
Revenue                                                             --        $     786                        $       786

Operating expenses
Cost of Services:
     Non-cash compensation                                          --        $      42                        $        42
     Other cost of services                                         --        $     850                        $       850
                                                           -----------       ----------   ---------           ------------
         Total cost of services                                     --        $     892          --            $       892

Research and development:
     Non-cash compensation                                 ($      486)       $     160                       ($       326)
     Other research and development                         $    5,996        $   1,331          --    (a)     $     7,327
                                                           -----------       ----------   ---------           ------------
         Total research and development                     $    5,510        $   1,491          --            $     7,001

General and administrative:
     Non-cash compensation                                  $      188        $     199                        $       387
     Other general and administrative                       $    3,684        $     581                        $     4,265
                                                           -----------       ----------   ---------           ------------
         Total general and administrative                   $    3,872        $     780          --            $     4,652
                                                           -----------       ----------   ---------           ------------
Total operating expenses                                    $    9,382        $   3,163          --            $    12,545
                                                           -----------       ----------   ---------           ------------
Operating loss                                             ($    9,382)      ($   2,377)         --           ($    11,759)
                                                           -----------       ----------   ---------           ------------
Interest income                                             $      272        $       1   ($      2)   (a)     $       271
Interest expense and other bank charges                    ($       25)      ($     629)   $      2    (a)    ($       652)
                                                           -----------       ----------   ---------           ------------
     Net loss before income taxes                          ($    9,135)      ($   3,005)         --           ($    12,140)
                                                           -----------       ----------   ---------           ------------
Income taxes                                               ($       27)              --          --           ($        27)
                                                           -----------       ----------   ---------           ------------
         Net loss                                          ($    9,108)      ($   3,005)         --           ($    12,113)
                                                           ===========       ==========   =========           ============
         Basic and diluted loss per common share           ($     0.43)                          --           ($      0.55)

         Weighted average shares used in computing
            basic and diluted net loss per common share     21,367,088                      623,145    (d)      21,990,233

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                                        KERYX           ACCESS      PRO FORMA           PRO FORMA
                                                                  BIOPHARMACEUTICALS   ONCOLOGY    ADJUSTMENTS  NOTE 5   COMBINED
                                                                  ------------------  ----------   -----------  ------  ----------
Assets
     Current assets
         Cash and cash equivalents                                     $  21,672       $     103                         $  21,775
         Investment securities, held to maturity                       $   9,631              --                         $   9,631
         Accounts receivable, net                                             --       $      84                         $      84
         Note and accrued interest receivable from related party       $     352              --    ($   352)    (a)            --
         Accrued interest receivable                                   $     111              --                         $     111
         Other receivables and prepaid expenses                        $     213       $     233                         $     446
                                                                      ----------      ----------    --------            ----------
     Total current assets                                              $  31,979       $     420    ($   352)            $  32,047

     Property, plant and equipment, net                                $      24       $     165                         $     189
     Intangible assets, net                                                   --       $      23    ($    23)    (b)            --
     Other assets (primarily intangible assets), net                   $     220       $      87                         $     307
                                                                      ----------      ----------    --------            ----------
         Total assets                                                  $  32,223       $     695    ($   375)            $  32,543
                                                                      ==========      ==========    ========            ==========
Liabilities and stockholders' equity
     Current liabilities
         Accounts payable and accrued expenses                         $     894       $   1,212     $ 1,000     (c)     $   3,106
         Accrued compensation and related liabilities                  $     103       $     565                         $     668
         Deferred revenue                                                     --       $     543                         $     543
         Notes payable & accrued interest                                     --       $   6,601    ($   352)    (a)     $   6,249
                                                                      ----------      ----------    --------            ----------
     Total current liabilities                                         $     997       $   8,921     $   648             $  10,566

     Other liabilities                                                        --       $      71     $    84             $     155
     Contingent equity rights                                                 --              --     $ 3,071             $   3,071
                                                                      ----------      ----------    --------            ----------
     Total liabilities                                                 $     997       $   8,992     $ 3,803             $  13,792

     Stockholders' equity
         Preferred stock                                                      --       $       4    ($     4)    (e)            --
         Common stock                                                  $      25       $      11    ($    10)    (e)     $      26
         Additional paid-in capital                                    $  86,042       $  10,645    ($ 4,321)    (e)     $  92,366
         Treasury stock, at cost                                      ($      89)             --                        ($      89)
         Unearned compensation                                        ($     142)     ($     255)    $   255     (e)    ($     142)
         Deficit accumulated during the development stage             ($  54,610)     ($  18,702)   ($    98)    (e)    ($  73,410)
                                                                      ----------      ----------    --------            ----------
     Total stockholders' equity                                        $  31,226      ($   8,297)   ($ 4,178)            $  18,751
                                                                      ----------      ----------    --------            ----------
         Total liabilities and stockholders' equity                    $  32,223       $     695    ($   375)            $  32,543
                                                                      ==========      ==========    ========            ==========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On February 5, 2004, Keryx acquired ACCESS for an estimated purchase price of approximately $19.5 million, which includes Keryx's assumption of ACCESS' liabilities of $9.1 million, Keryx's common stock valued at $6.3 million, as well as contingent equity rights of $3.1 million and transaction costs of $1.0 million.

Under the terms of the merger agreement, as amended, at the effective time of the merger the outstanding shares of preferred stock of ACCESS Oncology were converted into the right to receive, at the election of each preferred stockholder, either (i) shares of our common stock to be issued approximately 30 days after the merger having a value (as determined in accordance with the merger agreement) equal to the value of the liquidation preference associated with the stockholder's shares of preferred stock, or (ii) a portion of the contingent milestone consideration (described below) payable to the holders of ACCESS Oncology common stock and securities convertible into ACCESS Oncology common stock in an amount equal to what the preferred stockholder would have received had he converted his preferred stock immediately before the consummation of the merger. At the effective time of the merger, each share of ACCESS Oncology common stock, including shares issuable upon the exercise of options exercised before March 1, 2004 and upon the exercise of outstanding warrants, was converted into the right to share in milestone consideration pro rata with such other holders of ACCESS Oncology common stock. Pursuant to the merger agreement, 623,145 shares of our common stock have been issued to those preferred stockholders of ACCESS Oncology electing option number one as described above. An additional 4,433 shares of our common stock may be issued to those preferred stockholders of ACCESS Oncology who have yet to elect to receive shares of our common stock.

The contingent milestone consideration will be paid upon the achievement of the following milestones:

   o 500,000 shares of our common stock upon enrollment of the first patient in a Keryx-sponsored Phase III (or other Pivotal) clinical trial for any of the acquired ACCESS Oncology drug candidates;

   o 750,000 shares of our common stock upon the first NDA acceptance by the FDA for any of the acquired ACCESS Oncology drug candidates;

   o 1,750,000 shares of our common stock upon the first FDA approval of any of the acquired ACCESS Oncology drug candidates;

   o 372,422 shares of our common stock in the first 12-month period that sales of all of the acquired ACCESS Oncology drug candidates combined exceeds $100 million; and

In no event will we issue more than 4,000,000 shares of our common stock pursuant to the merger agreement. Accordingly, the amount of our common stock deliverable to the ACCESS Oncology stockholders as milestone consideration will be no more than 3,372,422 shares of our common stock, which is the portion of the common stock deliverable as consideration pursuant to the merger agreement not issued or issuable to certain of the former preferred stockholders of ACCESS Oncology as discussed above. Our stockholders must approve the issuance of shares of our common stock payable as contingent milestone consideration. If they do not approve such issuance, we will instead pay the former ACCESS Oncology stockholders cash in an amount equaling the value (determined in accordance with the merger agreement) of our common stock that would have been issued as milestone consideration upon the achievement of the milestones as described above.

The merger has been accounted for as a purchase by Keryx under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of ACCESS are recorded as of completion of the merger, at their respective fair values, and added to those of

Keryx. Financial statements and reported results of operations of Keryx issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of ACCESS.

2. PURCHASE PRICE

The following is an estimate of the purchase price for ACCESS, as of December 31, 2003:

                                                                                               ($ in thousand)
Assumed liabilities                                                                             $ 9,076
Number of shares of Keryx common stock issued                               623,145
Multiplied by Keryx's volume-adjusted weighted average
     closing price per share measured over the last seven
     trading days immediately preceding the closing
                                                                           $  10.15             $ 6,325
                                                                           --------
Contingent equity rights                                                                        $ 3,071
Other transaction costs                                                                         $ 1,000
                                                                                                -------
Total estimated purchase price                                                                  $19,472
                                                                                                =======

The excess of the net assets acquired over the purchase price represented negative goodwill of approximately $3,071. Since the negative goodwill is a result of not recognizing contingent consideration (i.e., the contingent equity rights), the lesser of the negative goodwill ($3,071) and the maximum value of the contingent equity rights at the date of the acquisition ($34,275) has been recorded as if it were a liability, thereby reducing the negative goodwill. The value of the contingent equity rights of $34,275 was based on the volume-adjusted weighted average closing price per share or Keryx common stock measured over the last seven trading days immediately preceding the closing of the merger ($10.15 per share) multiplied by the unissued amount of Keryx common stock deliverable to the ACCESS stockholders as milestone consideration (3,376,855 shares).

For the purpose of this pro forma analysis, the above estimated purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that these estimates need to be adjusted, Keryx will do so.

                                                                              ($ in thousands)
Estimated purchase price:

Book value of net assets acquired                                                  $   695

Adjusted for write-off of existing intangible assets                               $    23
                                                                                   -------
Adjusted book value of net assets acquired                                         $   672

Record in-process research and development charge                                  $18,800
                                                                                   -------
Estimated purchase price                                                           $19,472
                                                                                   =======

As required by Financial Accounting Standards Board Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method" ("FIN 4"), the portion of the purchase price allocated to in-process research and development of $18,800 will be immediately expensed. An adjustment for the estimated in-process research and development charge to be incurred by Keryx has not been included in the unaudited pro forma condensed combined income statement since such adjustment is non-recurring in nature. The preliminary estimate of the write-off of in-process research and development and related disclosures will be included in the combined company's quarterly report on Form 10-Q for the first quarter of 2004.

A project-by-project valuation using the guidance in Statement of Financial Accounting Standards No. 141, "Business Combinations" and the AICPA Practice Aid "Assets Acquired in a Business Combination to Be Used In Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries" is being performed by independent valuation specialists to determine the fair value of research and development projects of ACCESS which were in-process, but not yet completed.

The fair value was determined using an excess earnings model, a variation of the income approach, on a project-by-project basis. This method starts with a forecast of future net cash flows. These cash flows are then discounted to present value by applying an appropriate discount rate that reflects the project's stage of completion and other risk factors, which have or have not been reflected in the financial projections utilized in the valuation. These other risk factors can include the nature of the product, the scientific data associated with the technology, the current patent situation, market competition and one potential scenario of the future market which the projects are expected to gain upon commercialization.

The forecast of future cash flows required the following assumptions to be made in the current scenario utilized:

         - Revenue that is likely to result from specific in-process research and development projects, including estimated patient populations, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product life cycles,

         - Cost of sales related to the potential products using industry data or other sources of market data,

         - Sales and marketing expense using industry data or other market data,

         -        General and administrative expenses, and

         - R&D expenses (for completion of the current project plus maintenance).

The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

3. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

Keryx is currently reviewing accounting policies and financial statement classifications used by ACCESS. As a result of this review, it may become necessary to make certain reclassifications to the combined company's financial statements to conform to those accounting policies and classifications that are determined to be more appropriate and or consistent with Keryx's practices according to accounting principles generally accepted in the United States of America.

4. INTERCOMPANY TRANSACTIONS

Transactions between Keryx and ACCESS are primarily limited to a short-term promissory note purchased from ACCESS, a rent sharing agreement and the reimbursement of the salaries and related facility costs of two ACCESS employees. Upon completion of the merger, transactions that occur in connection with these arrangements would be considered intercompany transactions. All significant balances and transactions related to these arrangements have been eliminated from the unaudited pro forma condensed combined financial statements. Eliminations primarily relate to receivables and payables between Keryx and ACCESS and are reflected as adjustments to "Note and accrued interest receivable from related party" and "Notes payable & accrued interest" in the unaudited pro forma condensed combined balance sheet.

5. PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

(a) To eliminate balances and transactions between Keryx and ACCESS, which upon completion of the merger would be considered intercompany balances and transactions.

                                                                                     ($ in thousands)
Increase / (decrease)
Interest income                                                                            $  (2)
Interest expense and other bank charges                                                       (2)

Note and accrued interest receivable from related party                                    $(352)
Notes payable & accrued interest                                                            (352)

The entries include the elimination of receivable and payable balances and certain interest income and expense. Elimination of the reimbursement of salaries and related facility costs of two of ACCESS' employees is included in other research and development expenses and nets to zero.

(b) To eliminate acquired intangible assets.

(c) To record the accrual of estimated other transaction costs of $1,000.

(d) The combined basic and diluted weighted average shares of Keryx and ACCESS include the issuance of 623,145 shares of Keryx common stock to the ACCESS preferred stockholders as merger consideration.

(e) to adjust stockholders' equity for the following:

Preferred stock ($4 decrease)  -

         -        To remove the historical balance of ACCESS ($4 decrease).

Common stock ($10 net decrease)  -

         -        To remove the historical balance of ACCESS ($11 decrease).

         - To record the estimated par value of the shares issued by Keryx to the ACCESS preferred stockholders as merger consideration ($1 increase).

Additional paid-in capital ($4,321 net decrease)  -

         -        To remove the historical balance of ACCESS ($10,645 decrease).

         - To record the purchase price of the shares of common stock issued by Keryx to the ACCESS preferred stockholders as merger consideration ($6,325 increase) net of the amount allocated to the par value of the common stock ($1 increase).

Unearned compensation ($255 increase)  -

         -        To remove the historical balance of ACCESS ($255 increase).

Deficit accumulated during the development stage ($98 net decrease)  -

         -        To remove the historical balance of ACCESS ($18,702 increase).

         - To record the elimination of transactions between Keryx and ACCESS - (see pro forma adjustments (a) - net change zero).

         - To record the estimated write-off of in-process research and development, as required by FIN 4 ($18,800 decrease) - see also Note 2 to the unaudited pro forma condensed combined financial statements.